Exhibit 10.4
Execution Copy
January 1, 2008
RELEASE AND SEVERANCE COMPENSATION AGREEMENT
          THIS RELEASE AND SEVERANCE COMPENSATION AGREEMENT (the “Agreement”) is made and entered into effective January 1, 2008 (the “Effective Date”) between and among ProAssurance Group Services Corporation, an Alabama corporation, and ProAssurance Corporation, a Delaware corporation (“ProAssurance”), and                                         , an individual (the “Executive”). ProAssurance and its direct and indirect subsidiaries are hereinafter collectively referred to as the “Companies.”
RECITALS:
          The Executive currently provides services to the Companies as an at will employee of ProAssurance Group Services Corporation which is a wholly owned subsidiary of ProAssurance. Executive is currently employed at the Companies’ offices in Jefferson County, Alabama, which is Executive’s primary location of employment on date of this Agreement. ProAssurance has offered to expand protection to the Executive in the form of severance benefits payable on termination of employment under certain circumstances in consideration of Executive’s agreement to continue his [her] employment with the Companies. ProAssurance and Executive have entered into this Agreement to evidence the terms and conditions for payment of severance benefits upon termination of Executive’s employment with the Companies.
AGREEMENT
          NOW, THEREFORE, These Premises Considered, and in consideration of the mutual covenants and promises in this Agreement, the sufficiency of which is hereby acknowledged, the parties agree as follows:
     1. Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:
          (a) “Annual Base Salary” of the Executive shall be defined as the Executive’s base rate of compensation in effect as of the Date of Termination (herein defined), but in no event less than the greater of: (A) the Executive’s base rate of compensation in effect as of the date of the Agreement; or (B) the Executive’s base rate of compensation in effect as of the end of the last calendar quarter preceding the Date of Termination
          (b) “Beneficial Ownership” is used as such term is used within the meaning of Rule 13d-3 promulgated under the Exchange Act.
          (c) “Board” means the Board of Directors of ProAssurance either acting as a full Board or through its Compensation Committee.

          (d) “Cause” means: (i) the Executive has been convicted in a federal or state court of a crime classified as a felony; (ii) action or inaction by the Executive (A) that constitutes embezzlement, theft, misappropriation or conversion of assets of the Companies which alone or together with related actions or inactions involve assets of more than a de minimus amount or that constitutes intentional fraud, gross malfeasance of duty, or conduct grossly inappropriate to Executive’s office, and (B) such action or inaction has adversely affected or is likely to adversely affect the business of the Companies, taken as a whole, or has resulted or is intended to result in a direct or indirect gain or personal enrichment of Executive to the detriment of the Companies; or (iii) Executive has been grossly inattentive to, or in a grossly negligent manner failed to competently perform, Executive’s job duties and the failure was not cured within 45 days after written notice from ProAssurance.
          (e) “Code” means the Internal Revenue Code of 1986, as amended
          (f) “Change of Control” shall mean the occurrence of any one of the following events during the term of this Agreement:
               (i) an acquisition of the voting securities of ProAssurance by any Person, immediately after which such Person has Beneficial Ownership of more than 50.1% of the combined voting power of ProAssurance’s then outstanding voting securities;
               (ii) a merger, consolidation or reorganization involving ProAssurance in which an entity other than ProAssurance is the surviving entity or in which ProAssurance is the surviving entity and the stockholders of ProAssurance immediately preceding such transaction will own less than 50.1% of the outstanding voting securities of the surviving entity; or
               (iii) the sale or other disposition of substantially all of the assets of ProAssurance (as defined in the regulations under Section 409A of the Code) and ProAssurance ceases to function on a going forward basis as an insurance holding company system that provides medical professional liability insurance.
               In no event shall a Change of Control be deemed to have occurred, with respect to Executive, if the Executive is part of a purchasing group which consummates a Change of Control Transaction. The Executive shall be deemed “part of a purchasing group” for purposes of the preceding sentence if the Executive is an equity participant or has agreed to become an equity participant in the purchasing company or group (except for ownership of less than 5% of the stock of the purchasing company).
          (g) “Change of Control Transaction” means any of the transactions as described in subparagraphs (i), (ii) and (iii) of Section 1(f) hereof.
          (h) “Disability” means a serious injury or illness that requires Executive to be under regular care of a licenses medical physician and renders the Executive incapable of performing the essential function of the Executive’s position for twelve (12) consecutive months as determined by the Board in good faith and upon receipt of and in reliance on competent medical advice from one or more individuals selected by the Board, who are qualified to give professional medical advice. Executive will submit to such medical or psychiatric examinations and tests as such medical professional deems necessary to make any determination of Executive’s Disability and consent to such medical professional sharing the results of such examination with a representative of the Board.
          (i) “Date of Termination” means (i) if Executive’s employment is terminated by Executive for any reason other than death or Disability, the Date of Termination shall be the last day of employment of Executive; (ii) if Executive’s employment is terminated by reason of death of the Executive, the date of death shall be the Date of Termination; (iii) if the Executive’s employment is terminated by reason of Disability, the Date of Termination shall be the date of determination of Disability by the Board; or (iv) if Executive’s employment is terminated by ProAssurance for any reason, the Date of Termination shall be the last day of employment of Executive unless otherwise provided in Section 6 hereof.
          (j) “Exchange Act” means the Securities Exchange Act of 1934, as amended.
          (k) “Good Reason” shall constitute any of the following circumstances if they occur without the Executive’s express written consent during the term of this Agreement: (i) a material diminution in the Executive’s authority, duties or responsibilities such that Executive no longer holds a position with executive level responsibilities consistent with the Executive’s training and experience; (ii) the Companies require a material change in the Executive’s primary location of employment of more than 100 miles from the location of the Executive’s primary location of employment on date of this Agreement; (iii) the Companies materially reduce the Executive’s incentive compensation opportunities and employee benefits to a level that is less than is provided to other executives of comparable rank with the Companies; (iv) a material breach by the Companies of any provision of this Agreement; (v) a material reduction by the Companies in the Executive’s Annual Base Salary (herein defined); or (vi) the termination or non-renewal of this Agreement by the Companies at any time prior to December 31 in the year that Executive reaches 65 years of age.
          (l) “Severance Benefits” means the payments and other benefits to be provided to the Executive under Section 3(a) or Section 3(b), whichever is applicable.
     2. Term of Agreement. This Agreement shall continue in effect for a initial period commencing on the Effective Date and ending on December 31, 2008. Thereafter, this Agreement shall automatically be extended for successive terms of one year, except that this Agreement shall not be renewed and shall terminate automatically and without any action of the Companies or the Executive at the expiration of the term in which the Executive reaches 65 years of age. If not sooner terminated, any of the Companies may elect to terminate this Agreement at the expiration of the then current term by delivery of written notice of the termination of this Agreement at least six months prior to the commencement of any renewal term.
     3. Severance Benefits.
          (a) Subject to the provisions of Section 3(b) hereof, if (A) during the term of this Agreement, (x) the Companies terminate the employment of Executive for any reason other than Cause, death or Disability, or (y) the Executive terminates employment with the Companies for Good Reason, and (B) the Executive, executes the Release that is attached to and incorporated in this Agreement (“Release”) within sixty (60) days after Date of Termination, the Executive shall receive the following benefits:
               (i) An amount equal to the Executive’s Annual Base Salary;
               (ii) An amount equal to the average annual incentive award(s) and bonus(es). The “average annual incentive award(s) and bonus(es)” shall mean the amount equal to the average of the annual incentive award(s) and bonus(es) paid to Executive in each of the three complete calendar years prior to the Date of Termination or, if shorter, in each of the complete calendar years during the Executive’s entire period of employment with the Companies. The “annual incentive award(s) and bonus(es)” shall mean the dollar value of the cash or other consideration paid to the Executive by the Companies as annual performance based compensation (whether or not deferred) in each calendar year during said period. The Executive’s annual incentive awards and bonuses do not include long-term incentive compensation; therefore, annual incentive awards and bonuses shall be calculated excluding the value of options to purchase stock, performance shares, or other long-term incentives; and
               (iii) Payment of the Executive’s monthly COBRA premiums for continued health and dental insurance coverage for the shorter of the following: (A) twelve (12) months from the Date of Termination; (B) until the Executive no longer has coverage under COBRA; or (C) until the Executive becomes eligible for substantially similar coverage under a subsequent employer’s group health plan; and
               (iv) Outplacement services that are customary to Executive’s position.
          (b) Notwithstanding the provisions of Section 3(a) hereof, the Executive shall receive the Severance Benefits described in this Section 3(b) in lieu of and not in addition to the Severance Benefits described in Section 3(a) hereof if all of the following conditions are satisfied: (A) a Change of Control Transaction is publicly announced during the term of this Agreement; (B) during the period commencing on the public announcement of the Change of Control Transaction and ending two (2) years after the effective date of the Change of Control Transaction, (x) the Companies terminate the employment of Executive for any reason other than Cause, Disability or death, or (y) the Executive terminates employment with the Companies for Good Reason; and (C) the Executive executes the Release within sixty (60) days after the Date of Termination. In such event, the Severance Benefits payable to the Executive pursuant to this Section 3(b) shall be as follows:
               (i) An amount equal to two (2) times the Executive’s Annual Base Salary;
               (ii) An amount equal to two (2) times the average annual incentive award(s) or bonus(es). The “average annual incentive award(s) and bonus(es)” shall be calculated in the manner set forth in Section 3(a) (ii) hereof;
               (iii) Payment of the Executive’s monthly COBRA premiums for continued health and dental insurance coverage for the shorter of the following: (A) eighteen (18) months from the Date of Termination; (B) until the Executive no longer has coverage under

COBRA; or (C) until the Executive becomes eligible for substantially similar coverage under a subsequent employer’s group health plan; and
               (iv) Outplacement services that are customary to Executive’s position.
          (c) Subject to the delivery of the executed Release by Executive, the Severance Benefits described in subparagraphs (i) and (ii) of either Section 3(a) or 3(b) hereof, which ever is applicable, shall be paid in cash or good funds in equal monthly installments during the Restricted Period (as defined in Section 7 hereof) commencing no later than the fifteenth day of the calendar month that occurs not less than seven (7) days after the execution of the Release and ending on the first day of the last full calendar month in the Restricted Period; provided that the obligation of the Companies to pay such Severance Benefits to the Executive shall be subject to termination as herein provided in the event the Executive violates the covenants under Section 7 hereof. The Companies shall withhold from any amounts payable under this Agreement all federal, state, city or other income and employment taxes that shall be required. Notwithstanding the foregoing, if the Executive is a “specified employee” within the meaning of Code Section 409A(a)(2)(b)(i), the payment schedule for Severance Benefits shall be modified or adjusted to provide that no payments shall be made until the expiration of six (6) months following the Date of Termination. In the event that payments are so delayed, a lump sum payment of the accumulated unpaid amounts attributable to the six (6) month period shall be made to Executive on the first day of the seventh month following the Date of Termination. This six month delay shall not apply to any Severance Benefits which are not subject to the requirements of Section 409A of the Code by reason of their being separation pay upon an involuntary separation from service and their meeting the requirements and limitations of the regulations under the above referenced Code section. In no event shall the aggregate amount of Severance Benefits be reduced as a result of such modification or adjustment.
          (d) The outplacement services included in the Severance Benefits shall be provided to the Executive promptly after the execution of the Release but not later than the end of the calendar year following the year in which the Date of Termination occurred.
          (e) The Executive shall be entitled to the following in addition to and not in limitation of the Severance Benefits: (i) accrued and unpaid base salary as of the Date of Termination; (ii) accrued vacation and sick leave, if any, on Date of Termination in accordance with the then current policy or plan of the Companies with respect to terminated employees generally; and (iii) vested benefits under the Companies’ employee benefit plans in which the Executive was a participant on Date of Termination, which vested benefits shall be paid or provided for in accordance with the terms of said employee benefit plans.
          (f) The Executive shall not be entitled to receive Severance Benefits if employment with the Companies is terminated by reason of death or Disability of Executive; or by reason of termination of employment by the Executive without Good Reason (herein defined); or by reason of termination of employment by the Companies with Cause.
          (g) The Executive shall be under no duty or obligation to seek or accept other employment and shall not be required to mitigate the amount of the Severance Benefits provided under the Agreement by seeking employment or otherwise; provided, however, that the

Executive shall be required to notify the Companies if the Executive becomes covered by a health or dental care program providing substantially similar coverage, at which time health or dental care continuation coverage provided under this Agreement shall cease.
     4. Parachute Payment Tax Reimbursement.
          (a) If any payment or benefit within the meaning of Section 280G(b)(2) of the Code to Executive for his benefit paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise in connection with, or arising out of, Executive’s employment with the Companies or a Change of Control (a “Payment” or “Payments”) will be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with such interest and penalties are collectively referred to as the “Excise Tax”), then the Executive will be entitled to receive an additional payment (a “Gross Up Payment”). The amount of the Gross Up Payment will be such that after payment by the Executive of all taxes (including any interest or penalties, other than interest and penalties imposed by reason of the Executive’s failure to file a timely tax return or pay taxes shown due on his return, imposed with respect to such taxes and the Excise Tax), including any Excise Tax imposed upon the Gross Up Payment, the Executive retains an amount of the Gross Up Payment equal to the Excise Tax imposed upon the Payments. The Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year for which the Excise Tax is to be paid.
          (b) An initial determination as to whether a Gross Up Payment is required pursuant to this Agreement and the amount of such Gross Up Payment shall be made by the Compensation Committee or the Board of Directors of ProAssurance. In making such determination, the value of any noncash benefits or any deferred payment or benefit shall be determined in accordance with the principles set forth in Sections 280G(d)(3) and (4) of the Code. ProAssurance shall provide the determination (“Determination”) together with detailed supporting calculations and documentation to the Executive within a reasonable time after the Date of Termination but not later than March 15 in the calendar year following the year in which the Date of Termination occurred. If ProAssurance determines that no Excise Tax is payable by the Executive with respect to a Payment or Payments, it shall furnish the Executive with an opinion of its income tax accountant or tax counsel to the effect that no Excise Tax will be imposed with respect to any Payment or Payments. Within ten days of the delivery of the Determination to the Executive, the Executive shall have the right to dispute the Determination. The Gross Up Payment, if any, as determined pursuant to this Section 4(b) shall be paid by the Companies to the Executive within 20 days of the receipt of the Determination. The existence of the Dispute shall not in any way affect the Executive’s right to receive Gross Up Payments in accordance with the Determination. Upon the final resolution of a Dispute, the Companies shall promptly pay the Executive any additional amount required by such resolution. If there is no Dispute, the Determination shall be binding, final and conclusive upon the Companies and the Executive.
     5. Good Reason for Termination. In the event that Executive desires to terminate employment with the Companies for Good Reason, the Executive must provide the Companies with written notice no later than 45 calendar days after the Executive knows or should have known that Good Reason has occurred. Following the Executive’s notice, the Companies shall have 45 calendar days to rectify the circumstances causing the Good Reason. If the Companies fail to rectify the event(s) causing the Good Reason within the 45 day period after the Executive’s notice, or if any of the Companies delivers to the Executive written notice stating that the circumstances cannot or shall not be rectified, the Executive shall be entitled to assert Good Reason and terminate employment on or before 90 days after the delivery of the Executive’s notice. Should Executive fail to provide the required notice in a timely manner, Good Reason shall not be deemed to have occurred as a result of that event. The term of this Agreement shall not be deemed to have expired during the notice period, however, as long as the Executive has provided notice within the term.
     6. Cause. If the Executive’s employment relationship with the Companies is terminated by the Companies for Cause, the Executive shall not be eligible for Severance Benefits and all rights of the Executive and obligations of the Companies under this Agreement shall expire. Any termination of the Executive’s employment by the Companies for Cause shall be communicated by a notice of termination to the Executive. The notice of termination shall be a written notice indicating the specific termination provision of this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under this provision. In the event the Executive disputes the basis for termination for Cause, Executive may elect to bypass the claims procedure set forth in Section 11 hereof and file for settlement of the dispute in arbitration as provided in Section 12 hereof, in which event the Date of Termination shall be deemed to occur on the date determined by the arbitrator; provided that if the arbitrator rules in favor of the Executive, the time for the execution of the Release under Sections 3(a) or 3(b) hereof, whichever is applicable, shall be extended until sixty (60) days after the decision by the arbitrator, and in such event, the Executive shall be paid Severance Benefits after the execution of the Release as provided in Section 3(c) hereof and shall be reimbursed for any COBRA premiums that were paid by Executive in the interim period (but not exceeding the maximum period specified under Section 3(a) or 3(b) hereof, whichever is applicable) between the termination of employment for COBRA purposes and the Date of Termination as determined by the arbitrator .
     7. Non-Competition; Nonsolicitation of Employee. The Executive will not during the Restricted Period (herein defined):
          (a) become Employed by a Competitor Company that offers, sells or markets medical professional liability insurance in a primary market area of an Insurance Subsidiary, except that Executive may be employed with a Competitor Company so long as and on the condition that the Executive does not participate in the medical professional liability insurance business of the Competitor Company; or
          (b) solicit or induce any employees of the Companies to leave such employment or accept employment with any other person or entity, or solicit or induce any insurance agent of an Insurance Subsidiary to offer, sell or market medical professional liability insurance for a Competitor Company in a primary market area of an Insurance Subsidiary.
          For purposes of this Section 7 only, the following terms shall have the meanings set forth below:

          “Companies” has the meaning set forth in the initial paragraph of this Agreement.
          “Competitor Company” means an insurance company, insurance agency, business, for profit or not for profit organization (other than the Companies) that provides, or offers to provide medical professional liability insurance to health care providers.
          “Employed” includes activities as an owner, proprietor, employee, agent, solicitor, partner, member, manager, principal, shareholder (owning more than 1% of the outstanding stock), consultant, officer, director or independent contractor.
          “Health care providers” means physicians, dentists, podiatrists, physician assistants, nurse practitioners, other individual health care providers and hospital and other institutional health care providers.
          “Insurance Subsidiary” means any direct or indirect subsidiary of ProAssurance that offers medical professional liability insurance or non-risk bearing products and services related to underwriting, claims or risk management, or indemnification for medical professional liability.
          “Medical professional liability insurance” means medical malpractice insurance and reinsurance, and equivalent services such as administration of self-insured trusts, claims management services and risk management services for health care providers. “Medical professional liability insurance” does not include services provided as an employee of a health care provider if such services are rendered solely for the purpose of servicing medical professional liability risk of the employer or that of its employees.
          “Primary market area” means any state in which the Insurance Subsidiaries derived more than $15 million in aggregate revenues from the sale of medical professional liability insurance and non-risk bearing medical professional liability services or products to health care providers in the most recent complete fiscal year prior to the Date of Termination.
          “Restricted Period” means a period of twelve (12) months from the Date of Termination; provided that in the event Severance Benefits are due to be paid to the Executive under Section 3(b) hereof, the Restricted Period shall be extended and shall mean a period of twenty-four (24) months from Date of Termination.
          (b) If the Executive is deemed to have materially breached the non-competition covenants set forth in Section 7 of this Agreement, the Companies may, in addition to seeking an injunction or any other remedy they may have, withhold or cancel any remaining payments or benefits due to the Executive pursuant to Section 3 of this Agreement. The Companies shall give prior or contemporaneous written notice of such withholding or cancellation of payments in accordance with Section 3 hereof. If the Executive violates any of these restrictions, the Companies shall be further entitled to an immediate preliminary and permanent injunctive relief, without bond, in addition to any other remedy which may be available to the Companies.
          (c) Both parties agree that the restrictions in this Agreement are fair and reasonable in all respects, including the geographic and temporal restrictions, and that the benefits described in this Agreement, to the extent any separate or special consideration is necessary, are fully sufficient consideration for the Executive’s obligations under this Agreement.
     8. Confidentiality. Executive will remain obligated under any confidentiality or nondisclosure agreement with or policy of the Companies (or any of them) that is currently in effect or to which the Executive may in the future be bound. In the event that the Executive is at any time not the subject of a separate confidentiality or nondisclosure agreement with the Companies (or any of them), Executive expressly agrees that Executive shall not use for the Executive’s personal benefit, or disclose, communicate or divulge to, or use for the direct or indirect benefit of any person, firm, association or company any confidential or competitive material or information of the Companies or their subsidiaries, including without limitation, any information regarding insureds or other customers, actual or prospective, and the contents of their files; marketing, underwriting or financial plans or analyses which is not a matter of public record; claims practices or analyses which are not matters of public record; pending or past litigation in which the Companies have been involved and which is not a matter of public record; and all other strategic plans, analyses of operations, computer programs, personnel information and other proprietary information with respect to the Companies which are not matters of public record. Executive shall return to the Companies promptly, and in no event later than the Date of Termination, all items, documents, lists and other materials belonging to the Companies or their subsidiaries, including but not limited to, credit, debit or service cards, all documents, computer tapes, or other business records or information, keys and all other items in the Executive’s possession or control.
     9. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Companies and Executive and their respective devisees, heirs, legal or personal representatives, successors and assigns. Notwithstanding the foregoing, this Agreement is personal to the Executive and the rights and obligations hereunder may not be assigned by Executive without the prior written consent of ProAssurance.
     10. Notice. For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or commercial courier or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses as set forth below or to such other address as one party may have furnished to the other in writing in accordance herewith.
            Notice to the Executive:
                    [Executive]

Notice to the Companies:

ProAssurance Corporation	Street Address:
Mailing Address:	100 Brookwood Place
P. O. Box 590009	Birmingham, Alabama 35209
Birmingham, Alabama 35259-0009
Attention: President: cc Secretary
     11. Claims Procedure.
          (a) The administrator for purposes of this Agreement shall be ProAssurance (“Administrator”), whose address is 100 Brookwood Place, Birmingham, Alabama 35209; Telephone: (205) 877-4400. The “Named Fiduciary” as defined in Section 402(a) (2) or ERISA, also shall be ProAssurance. ProAssurance shall have the right to designate one or more employees of the Companies as the Administrator and the Named Fiduciary at any time, and to change the address and telephone number of the same. ProAssurance shall give the Executive written notice of any change in the Administrator and Named Fiduciary, or in the address or telephone number of the same.
          (b) The Administrator shall make all determinations as to the right of any person to receive benefits under the Agreement. Any denial by the Administrator of a claim for benefits by the Executive (“the claimant”) shall be stated in writing by the Administrator and delivered or mailed to the claimant within ten (10) days after receipt of the claim, unless special circumstances require an extension of time for processing the claim. If such an extension is required, written notice of the extension shall be furnished to the claimant prior to the termination of the initial 10-day period. In no event shall such extension exceed a period of ten (10) days from the end of the initial period. Any notice of denial shall set forth the specific reasons for the denial, specific reference to pertinent provisions of this Agreement upon which the denial is based, a description of any additional material or information necessary for the claimant to perfect the claim, with an explanation of why such material or information is necessary, and any explanation of claim review procedures, written to the best of the Administrator’s ability in a manner that may be understood without legal or actuarial counsel.
          (c) A claimant whose claim for benefits has been wholly or partially denied by the Administrator may request, within ten (10) days following the receipt of such denial, in a writing addressed to the Administrator, a review of such denial. The claimant shall be entitled to submit such issues or comments in writing or otherwise, as the claimant shall consider relevant to a determination of the claim, and the claimant may include a request for a hearing in person before the Administrator. Prior to submitting the request, the claimant shall be entitled to review such documents as the Administrator shall agree are pertinent to the claim. The claimant may, at all stages of review, be represented by counsel, legal or otherwise, of the claimant’s choice. All requests for review shall be promptly resolved. The Administrator’s decision with respect to any such review shall be set forth in writing and shall be mailed to the claimant not later than ten (10) days following receipt by the Administrator of the claimant’s request unless special circumstances, such as the need to hold a hearing, require an extension of time for processing, in which case the Administrator’s decision shall be so mailed not later than twenty (20) days after receipt of such request.

     12. Arbitration. The parties to this Agreement agree that final and binding arbitration shall be the sole recourse to settle any claim or controversy arising out of or relating to a breach or the interpretation of this Agreement, except as either party may be seeking injunctive relief. Either party may file for arbitration. A claimant seeking relief on a claim for benefits, however, must first follow the procedure in Section 11 hereof and may file for arbitration within sixty (60) days following claimant’s receipt of the Administrator’s written decision on review under Section 11(c) hereof, or if the Administrator fails to provide any written decision under Section 11 hereof, within 60 days of the date on which such written decision was required to be delivered to the claimant as therein provided. The arbitration shall be held at a mutually agreeable location, and shall be subject to and in accordance with the arbitration rules then in effect of the American Arbitration Association; provided that if the location cannot be agreed upon the arbitration shall be held in either Birmingham, Alabama, or Chicago, Illinois, whichever location is closer to the principal office where the Executive was employed on the Date of Termination. The arbitrator may award any and all remedies allowable by the cause of action subject to the arbitration, but the arbitrator’s sole authority shall be to interpret and apply the provisions of this Agreement. In reaching its decision the arbitrator shall have no authority to change or modify any provision of this Agreement or other written agreement between the parties. The arbitrator shall have the power to compel the attendance of witnesses at the hearing. Any court having jurisdiction may enter a judgment based upon such arbitration. All decisions of the arbitrator shall be final and binding on the parties without appeal to any court. Upon execution of this Agreement, the Executive shall be deemed to have waived any right to commence litigation proceedings regarding this Agreement outside of arbitration or injunctive relief without the express consent of ProAssurance. The Companies shall pay all arbitration fees and the arbitrator’s compensation. If the Executive prevails in the arbitration proceeding, the arbitrator may require the Companies to reimburse the Executive for the reasonable fees and expenses of Executive’s personal counsel for his or her professional services rendered to the Executive in connection with the enforcement of this Agreement.
     13. Miscellaneous.
          (a) Except insofar as this provision may be contrary to applicable law, no sale, transfer, alienation, assignment, pledge, collateralization or attachment of any benefits under this Agreement shall be valid or recognized by the Companies.
          (b) This Agreement is an unfunded deferred compensation arrangement for a member of a select group of the Companies’ management and any exemptions under ERISA, as applicable to such arrangement, shall be applicable to this Agreement. Nothing in this Agreement shall require or be deemed to require the Companies or any of them to segregate, earmark or otherwise set aside any funds or other assets to provide for any payments made or required to be made hereunder.
          (c) It is understood acknowledged and agreed that Executive is and will be an “at will’” employee of the Companies. Nothing in this Agreement shall be deemed to create an employment agreement between the Executive and the Companies or any of them providing for Executive’s employment for any fixed duration, nor shall it be deemed to modify or undercut the Executive’s at will employment status with the Companies.

          (d) It is understood and agreed by the Companies and Executive that the terms of this Agreement relating to the payment of Severance Benefits are intended to comply in all respects with the requirements of Code Section 409A. For purposes of determining whether Severance Benefits may be payable to an Executive in compliance with Code Section 409A, the Executive’s employment will be considered as having been terminated for purposes of this Agreement if the parties reasonably anticipate either (i) that Executive will no longer perform any services for the Companies or (ii) that the level of bona fide services performed for the Companies (whether as an employee or independent contractor) will permanently decrease to no more than 20% of the average level of bona fide services performed by Executive over the immediately preceding 36-month period (or the full period of services to the Companies if Executive has been providing services to the Companies for less than 36 months).
          (e) Neither the provisions of this Agreement nor the severance benefits provided hereunder shall reduce any amounts otherwise payable, or in any way diminish the Executive’s rights as an employee of the Companies, whether existing now or hereafter, under any benefit, incentive, retirement, stock option, stock bonus or stock purchase plan, or any employment agreement or other plan or arrangement.
          (f) This Agreement sets forth the entire agreement between the parties with respect to the matters set forth herein and supercedes in their entirety any prior written or oral agreements or understandings between Executive and the Companies regarding the subject matter of this Agreement This Agreement may not be modified or amended except by written agreement intended as such and signed by all parties.
          (g) The Companies, from time to time, shall provide government agencies with such reports concerning this Agreement as may be required by law, and shall provide Executive with such disclosure concerning this Agreement as may be required by law or as the Companies may deem appropriate.
          (h) Executive and the Companies respectively acknowledge that each of them has read and understand this Agreement, that they have each had adequate time to consider this Agreement and discuss it with each of their attorneys and advisors, that each of them understands the consequences of entering into this Agreement, that each of them is knowingly and voluntarily entering into this Agreement, and that they are each competent to enter into this Agreement.
          (i) If any provision of this Agreement is determined to be unenforceable, at the discretion of ProAssurance the remainder of this Agreement shall not be affected but each remaining provision shall continue to be valid and effective and shall be modified so that it is enforceable to the fullest extent permitted by law. Moreover, in the event this Agreement is determined to be unenforceable against any of the Companies, it shall continue to be valid and enforceable against the other Companies.
          (j) This Agreement will be interpreted as a whole according to its fair terms. It will not be construed strictly for or against either party.
          (k) Except to the extent that federal law controls, this Agreement is to be construed according to Delaware law.

[Signatures on following page.]

          IN WITNESS WHEREOF, the parties have duly executed this Agreement on this ___day of                     , 2008.

EXECUTIVE:

PROASSURANCE CORPORATION

By:

PROASSURANCE GROUP SERVICES CORPORATION

By:

RELEASE IN CONJUNCTION WITH SEVERANCE COMPENSATION
          This Release of Claims (“Release”) is between ProAssurance Corporation (“ProAssurance”), for itself and for its subsidiaries and any successor company that has assumed the Agreement to which this Release was an attachment (all such organizations being referred to in this Release as the “Companies”) and                                          (“Executive”).
          The Companies and Executive have agreed to terminate their employment relationship. To effect an orderly termination, the Executive, and the Companies are entering into this Release.
     1. Executive hereby waives any and all rights Executive may otherwise have to continued employment with or re-employment by the Companies or any parent, subsidiary or affiliate of Companies.
     2. Effective with the Date of Termination, Executive is relieved of all duties and obligations to the Companies, except as provided in this Release or any applicable provisions of the Release and Severance Compensation Agreement between Companies and Executive, effective as of January 1, 2008 (“Agreement”), which survive termination of the employment relationship. Unless otherwise specifically defined herein, capitalized terms shall have the meaning attributed to them in the Agreement.
     3. Executive agrees that this Release, the Agreement, and the Severance Benefits provided under the Agreement are confidential and shall not be disclosed or published directly or indirectly to third persons, except as necessary to enforce its terms, by Executive or to Executive’s immediate family upon their agreement not to disclose the fact or terms of this Release, or to Executive’s attorney, financial consultant or accountant, except that Executive and the Companies may disclose, as necessary, (i) the fact that Executive has terminated Executive’s employment with the Companies and (ii) the terms of this Agreement and Severance Benefits as required under the securities laws and regulations and the listing requirements of any stock exchange or national market system and as otherwise required by law.
     4. Any fringe benefits that Executive has received or currently is receiving from the Companies or its affiliates shall cease effective with the Date of Termination, except as otherwise provided for in this Release, in the Agreement or by law.
     5. The parties agree that the terms contained and payments provided for in the Agreement are compensation for and in full consideration of Employee’s release of claims under this Release, and Executive’s confidentiality, non-compete, non-solicitation and non-disclosure agreements contained in the Agreement.
     6. The Executive shall be under no duty or obligation to seek or accept other employment and shall not be required to mitigate the amount of the Severance Benefits (as defined and provided under the Agreement) by seeking employment or otherwise, provided, however, that the Executive shall be required to notify the Companies if the Executive becomes covered by a health or dental care program providing substantially similar coverage, at which time health or dental care continuation coverage provided under the Agreement shall cease.

     7. Executive waives, releases, and forever discharges the Companies and each of their direct or indirect parents, subsidiaries, affiliates, and any partnerships, joint ventures or other entities involving or related to any of the Companies, their parents, subsidiaries or affiliates, and all present or former employees, officers, agents, directors, successors, assigns and attorneys of any of these corporations, persons or entities (all collectively referred to in this Release as the “Released”) from any and all claims, charges, suits, causes of action, demands, expenses and compensation whatsoever, known or unknown, direct or indirect, on account of or growing out of Executive’s employment with and termination from the Companies, or relationship or termination of such relationship with any of the Released, or arising out of related events occurring through the date on which this Release is executed. This includes, but is not limited to, claims for breach of any employment contract; handbook or manual; any express or implied contract; any tort; continued employment; loss of wages or benefits; attorney fees; employment discrimination arising under any federal, state, or local civil rights or anti-discrimination statute, including specifically any claims Executive may have under the federal Age Discrimination in Employment Act, as amended, 29 USC §§ 621, et seq.; emotional distress; harassment; defamation; libel; slander; and all other types of claims or causes of action whatsoever arising under any other state or federal statute or common law of the United States. Notwithstanding anything in this Release to the contrary, nothing in this Release shall be construed to waive, release or discharge the Companies from making any payments or providing any benefits to Executive in accordance with the terms of the Agreement after the Date of Termination
     8. The Executive does not waive or release any rights or claims that may arise under the federal Age Discrimination in Employment Act, as amended, after the date on which this Release is executed by the Executive.
     9. The Executive acknowledges and agrees that Executive has been advised in writing by this Release, and otherwise, to CONSULT WITH AN ATTORNEY before Executive executes this Release.
     10. The Executive agrees that Executive received a copy of this Release prior to executing the Agreement, that this Release incorporates the Companies’ FINAL OFFER; that Executive has been given a period of at least twenty-two (22) calendar days within which to consider this Release and its terms and to consult with an attorney should Executive so elect.
     11. The Executive shall have seven (7) calendar days following Executive’s execution of this Release to revoke this Release. Any revocation of this Release shall be made in writing by the Executive and shall be received on or before the time of close of business on the seventh calendar day following the date of the Employee’s execution of this Release at ProAssurance’s address at 100 Brookwood Place, P. O. Box 590009, Birmingham, Alabama 35259-0009, Attention: President: cc Secretary, or such other place as the Companies may notify Executive in writing. This Release shall not become effective or enforceable until the eighth (8th) calendar day following the Executive’s execution of this Release.
     12. Executive and the Companies acknowledge that they have read and understand this Release, that they have had adequate time to consider this Release and discuss it with their attorneys and advisors, that they understand the consequences of entering into this Release, that

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they are knowingly and voluntarily entering into this Release, and that they are competent to enter into this Release.
     13. This Release shall benefit and be binding upon the parties and their respective directors, officers, employees, agents, heirs, successors, assigns, devisees and legal or personal representatives.
     14. This Release, along with the attached Agreement, sets forth the entire agreement between the parties at the time and date these documents are executed, and fully supersedes any and all prior agreements or understandings between them pertaining to the subject matter in this Release. This Release may not be modified or amended except by a written agreement intended as such, and signed by all parties.
     15. Except to the extent that federal law controls, this Release is to be construed according to the law of the state of Delaware.
     16. If any provision of this Release is determined to be unenforceable, at the discretion of ProAssurance the remainder of this Release shall not be affected but each remaining provision or portion shall continue to be valid and effective and shall be modified so that it is enforceable to the fullest extent permitted by law.
     17. To signify their agreement to the terms of this Release, the parties have executed it on the date set forth opposite their signatures, or those of their authorized agents, which follow.

EXECUTIVE

Dated:

PROASSURANCE CORPORATION

Dated:	By:

Its:

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